Exhibit 99.1

ZIOPHARM Announces New ZIO-101 Mechanism Data at EORTC-NCI-AACR

--Further Differentiates ZIO-101--

PRAGUE - November 9, 2006 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced the presentation today by Dr. Taghi Manshouri of the University of Texas M. D. Anderson Cancer Center of new mechanism data that further differentiates ZIO-101, a novel organic arsenic, from inorganic arsenic. The mechanism data indicate that certain cancer cells resistant to inorganic arsenic are sensitive to ZIO-101. The presentation was part of the 18th EORTC-NCI-AACR Symposium on “Molecular Targets, and Cancer Therapeutics” meeting held in Prague. ZIO-101 clinical data will be the subject of a separate presentation at this meeting on November 10th.

Dr. Manshouri’s data show that the major intra-cellular target of arsenic is the mitochondria, an organelle responsible for the energy charge of the cell. Disruption of mitochondrial function leads to apoptosis and cell death. Based on this mechanism ZIO-101 induces more cancer cell killing than inorganic arsenic. In addition, preliminary data from this study suggest that different genes are regulated by ZIO-101 than inorganic arsenic.

ZIO-101 has now entered phase II study in advanced multiple myeloma. The Company anticipates initiating phase II trials in other hematological malignancies and solid tumors early in 2007 and is planning on filing an Investigational New Drug application with the U.S. Food and Drug Administration for oral administration of ZIO-101 in the first half of 2007.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

Contact:
Suzanne McKenna
Investors
(646) 214-0703

Tina Posterli
Media
(917) 322-2565
tposterli@rxir.com